Exhibit 10.1

As Amended and Restated
Effective September 21, 2007

FORM OF

EXECUTIVE TERMINATION PAY AGREEMENT

This Executive Termination Pay Agreement (the “Agreement”), dated as of _____________, 2007 is between J. C. Penney Corporation, Inc. (“Corporation”) and the undersigned member of the Corporation’s Executive Board (the “Executive”).

WHEREAS, in order to achieve its long-term objectives, the Corporation recognizes that it is essential to attract and retain superior executives to serve on its Executive Board;

WHEREAS, in order to induce the Executive [to continue] to serve in the Executive’s position with the Corporation, the Corporation desires to provide the Executive with the right to receive certain benefits in the event the Executive’s employment is terminated, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, it is agreed as follows:

1.	Termination Payments and Benefits.

1.1
Death or Permanent Disability. In the event of a Separation from Service due to death, or in the event of a Separation from Service within 30 days following a determination of Permanent Disability (as defined in Section 2) of the Executive, then as soon as practicable or within the period required by law, but in no event later than 30 days after Separation from Service, the Corporation shall pay any (a) accrued and unpaid Base Salary (as defined in Section 2) and vacation to which the Executive was entitled as of the effective date of termination of the Executive’s employment with the Corporation (collectively, the “Compensation Payments”) and (b) the target annual incentive (at $1.00 per unit) under the Corporation’s Management Incentive Compensation Program (or any successor plan) for the fiscal year in which the date of death or the determination of Permanent Disability occurs, prorated for the actual period of service for that fiscal year (the “Prorated Bonus”). Notwithstanding the foregoing, if the Executive has elected to defer under the Corporation’s Mirror Savings Plan (or any successor plan) a portion of the annual incentive to be paid under the Corporation’s Management Incentive Compensation Program for the fiscal year, then that portion of the Prorated Bonus will be deferred and paid in accordance with the terms of the Corporation’s Mirror Savings Plan, and the remaining portion of the Prorated Bonus will be paid in a lump sum under this Section. The payment of any death benefits or disability benefits under any employee benefit or compensation plan that is maintained by the Corporation for the Executive’s benefit shall be governed by the terms of such plan.

1.2
Involuntary Separation from Service for Cause; Voluntary Separation from Service by the Executive. In the event of the Involuntary Separation from Service (as defined in Section 2) of the Executive for Cause (as defined in Section 2) or voluntary Separation from Service by the Executive, the Corporation shall pay the Compensation Payments to the Executive as soon as practicable or within the period required by law, and the Executive shall be entitled to no other compensation, except as otherwise due to the Executive under applicable law, applicable plan or program. The Executive shall not be entitled to the payment of any bonuses for any portion of the fiscal year in which such Separation from Service occurs.

1.3	Involuntary Separation from Service without Cause.

(a)
Form and Amount. In the event of the Involuntary Separation from Service of the Executive without Cause, the Corporation shall pay the Compensation Payments to the Executive as soon as practicable or within the period required by law. In addition, conditioned upon receipt of the Executive’s written release of claims in such form as may be required by the Corporation and the expiration of any applicable period during which the Executive can rescind or revoke such release, the Corporation shall pay the Executive a lump sum as severance pay within 14 days thereafter. In no event will severance pay be paid later than two and one-half months after the end of the Executive’s tax year in which the Involuntary Separation from Service occurs. The lump sum severance pay will be equal to (i) the Prorated Bonus, except as provided below, (ii) the Executive’s monthly salary and the target annual incentive (at $1.00 per unit) under the Corporation’s Management Incentive Compensation Program for the Severance Period (as defined in Section 2), (iii) the Corporation’s portion of the premium cost of Medical, Dental, and Corporation Paid Life Insurance Plans coverage for the Severance Period as provided in Section 1.3(b), (iv) Special Bonus Hours to the extent provided under Section 1.3(c), and (v) $25,000 to pay for outplacement services and financial counseling services. Notwithstanding the foregoing, if the Executive has elected to defer under the Corporation’s Mirror Savings Plan a portion of the annual incentive to be paid under the Corporation’s Management Incentive Compensation Program for the fiscal year, then that portion of the Prorated Bonus will be deferred and paid in accordance with the terms of the Corporation’s Mirror Savings Plan, and the remaining portion of the Prorated Bonus will be paid in a lump sum under this Section. In addition to the lump sum payments provided for herein, following an Involuntary Separation from Service, the Corporation shall also provide to the Executive Accelerated Vesting as provided in Section 1.3(d).

(b)
Health Care and Life Insurance. Following an Involuntary Separation from Service, the Executive will receive a lump sum payment equal to the Corporation’s premium cost for the Executive’s active Associate Medical, Dental and Life Insurance Plans coverage, if any, as in effect on the day prior to the effective date of the Executive’s Involuntary Separation from Service, in an amount based on the entire Severance Period. Such amount shall be grossed-up for applicable federal income taxes using the applicable federal income tax rate that applied to the Executive for the taxable year prior to the year in which the Involuntary Separation from Service shall have occurred.

(c)
Special Bonus Hours. Following an Involuntary Separation from Service, the Corporation shall pay the Executive a lump sum payment for Special Bonus Hours, if the Executive is a participant in the Corporation’s Paid Time Off Policy (“PTO Policy”). Such payment shall be determined in accordance with the provisions of the PTO Policy applicable to an involuntary termination resulting from a reduction in force.

(d)
Accelerated Vesting. Effective on the Involuntary Separation from Service date, all Long Term Incentive stock awards and stock options in the Executive’s name shall be immediately vested. To the extent applicable, if the Executive has elected to make a deferral under the Corporation’s equity compensation plan (or any successor plan), then such deferral will be paid in accordance with the terms of the Corporation’s equity compensation plan.

1.4
Section 409A. To the extent applicable, it is intended that portions of this Agreement either comply with or be exempt from the provisions of Section 409A of the Code (as defined in Section 2). Any provision of this Agreement that would cause this Agreement to fail to comply with or be exempt from Code section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from Code section 409A (which amendment may be retroactive to the extent permitted by Code section 409A and the Executive hereby agrees not to withhold consent unreasonably to any amendment requested by the Corporation for the purpose of either complying with or being exempt from Code section 409A).

1.5
Forfeiture. Notwithstanding the foregoing provisions of this Section 1, in addition to any remedies to which the Corporation is entitled, any right of the Executive to receive termination payments and benefits under Section 1 shall be forfeited to the extent of any amounts payable or benefits to be provided after a breach of any covenant set forth in Section 3.

1.6
Non-Eligibility For Other Company Separation Pay Benefits. The benefits provided for herein are intended to be in lieu of, and not in addition to, other separation pay benefits to which the Executive might be entitled, including those under the Corporation’s Separation Pay Plan, or any successor plan or program offered by the Corporation, which the Executive hereby waives. If the Executive receives benefits under the Corporation’s Change in Control Plan (the “CIC Plan”), in the event of Employment Termination (as defined in the CIC Plan), the covenants set forth in Section 3 hereof shall automatically terminate and, if the Executive shall receive all benefits to which the Executive is entitled under the CIC Plan, the Executive waives all benefits hereunder.

1.7
Corporation’s Right of Offset. If the Executive is at any time indebted to the Corporation, or otherwise obligated to pay money to the Corporation for any reason, to the extent exempt from or otherwise permitted by Code section 409A and the Treasury Regulations thereunder, including Treasury Regulation section 1.409A-3(j)(4)(xiii) or any successor thereto, the Corporation, at its election, may offset amounts otherwise payable to the Executive under this Agreement, including, but without limitation, Base Salary and incentive compensation payments, against any such indebtedness or amounts due from the Executive to the Corporation, to the extent permitted by law.

1.8
Mitigation. In the event of the Involuntary Separation from Service of the Executive, the Executive shall not be required to mitigate damages by seeking other employment or otherwise as a condition to receiving termination payments or benefits under this Agreement. No amounts earned by the Executive after the Executive’s Involuntary Separation from Service, whether from self-employment, as a common law employee, or otherwise, shall reduce the amount of any payment or benefit under any provision of this Agreement.

1.9
Resignations. Except to the extent requested by the Corporation, upon any termination of the Executive’s employment with the Corporation, the Executive shall immediately resign all positions and directorships with the Corporation and each of its subsidiaries and affiliates.

2.	Certain Definitions.

As used in this Agreement, the following terms shall have the following meanings:

2.1	“Agreement” shall mean this Executive Termination Pay Agreement.

2.2	“Base Salary” shall mean the Executive’s annual base salary as in effect at the effective date of termination of the Executive’s termination of employment with the Corporation.

2.3
“Cause” shall mean (a) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Executive’s employment with the Corporation; (b) intentional damage to the Corporation’s assets; (c) intentional disclosure of the Corporation’s confidential information contrary to Corporation’s policies; (d) material breach of Executive’s obligations under this Agreement; (e) intentional engagement in any competitive activity which would constitute a breach of Executive’s duty of loyalty or of Executive’s obligations under this Agreement; (f) the willful and continued failure to substantially perform Executive’s duties for the Corporation (other than as a result of incapacity due to physical or mental illness); or (g) intentional breach of any of Corporation’s policies or willful conduct by Executive that is in either case demonstrably and materially injurious to Corporation, monetarily or otherwise; provided, however, that termination for Cause based on clause (d) shall not be effective unless the Executive shall have written notice from the Chief Executive Officer of the Corporation (which notice shall include a description of the reasons and circumstances giving rise to such notice) not less than 30 days prior to the Executive’s termination and the Executive has failed after receipt of such notice to satisfactorily discharge the Executive’s duties. For purposes hereof, an act, or a failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive’s action or omission was in the best interest of Corporation. Failure to meet performance standards or objectives, by itself, does not constitute “Cause.” “Cause” also includes any of the above grounds for dismissal regardless of whether the Corporation learns of it before or after terminating Executive’s employment.

2.4
“Code” shall mean the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

2.5	“CIC Plan” shall have the meaning ascribed thereto in Section 1.6.

2.6	“Compensation Payments” shall have the meaning ascribed thereto in Section 1.1.

2.7	“Competing Business” shall have the meaning ascribed thereto in Section 3.4.

2.8	“Corporation” shall mean J.C. Penney Corporation, Inc.

2.9	“Executive” shall mean the undersigned member of the Corporation’s Executive Board.

2.10
“Involuntary Separation from Service” shall mean Separation from Service due to the independent exercise of the unilateral authority of the Service Recipient to terminate the Executive's services, other than due to the Executive’s implicit or explicit request, where the Executive was willing and able to continue performing services, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

2.11
“Permanent Disability” means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, within the meaning of Code section 409A and Treasury Regulation section 1.409A-3(i)(4)(i)(A) or any successor thereto. A determination of Permanent Disability, for purposes of payment under this Agreement, will be made by the Corporation’s disability insurance plan administrator or insurer.

2.12	“Proprietary Information” shall have the meaning ascribed thereto in Section 3.

2.13	“Prorated Bonus” shall have the meaning ascribed thereto in Section 1.1.

2.14	“PTO Policy” shall have the meaning ascribed thereto in Section 1.3.

2.15
“Separation from Service” within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h) or any successor thereto, shall mean the date an Executive retires, dies or otherwise has a termination of employment with the Service Recipient. In accordance with Treasury Regulation section 1.409A-1(h) or any successor thereto, if an Executive is on a period of leave that exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period, and also, an Executive is presumed to have separated from service where the level of bona fide services performed (whether as an employee or an independent contractor) decreases to a level equal to 20 percent or less of the average level of services performed (whether as an employee or an independent contractor) by the Executive during the immediately preceding 36-month period (or the full period of service to the Service Recipient if the employee has been providing services for less than the 36-month period).

2.16
“Service Recipient” shall mean the person, within the meaning of Treasury Regulation section 1.409A-1(g) or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code section 409A and Treasury Regulation section 1.409A-1(h)(3) or any successor thereto.

2.17	“Severance Period” shall mean the following period, based on the Executive’s title at the time of termination of the Executive’s employment with the Corporation:

Title                          Severance Period

Executive Vice Presidents and above               18 months
Senior Vice President                            12 months

3.
Covenants and Representations of the Executive. The Executive hereby acknowledges that the Executive’s duties to the Corporation require access to and creation of the Corporation’s confidential or proprietary information and trade secrets (collectively, the “Proprietary Information”). The Proprietary Information has been and will continue to be developed by the Corporation and its subsidiaries and affiliates at substantial cost and constitutes valuable and unique property of the Corporation. The Executive further acknowledges that due to the nature of the Executive’s position, the Executive will have access to Proprietary Information affecting plans and operations in every location in which the Corporation (and its subsidiaries and affiliates) does business or plans to do business throughout the world, and the Executive’s decisions and recommendations on behalf of the Corporation may affect its operations throughout the world. Accordingly, the Executive acknowledges that the foregoing makes it reasonably necessary for the protection of the Corporation’s business interests that the Executive agree to the following covenants:

3.1
Confidentiality. The Executive hereby covenants and agrees that the Executive shall not, without the prior written consent of the Corporation, during the Executive’s employment with the Corporation or at any time thereafter disclose to any person not employed by the Corporation, or use in connection with engaging in competition with the Corporation, any Proprietary Information of the Corporation.

(a)
It is expressly understood and agreed that the Corporation’s Proprietary Information is all nonpublic information relating to the Corporation’s business, including but not limited to information, plans and strategies regarding suppliers, pricing, marketing, customers, hiring and terminations, employee performance and evaluations, internal reviews and investigations, short term and long range plans, acquisitions and divestitures, advertising, information systems, sales objectives and performance, as well as any other nonpublic information, the nondisclosure of which may provide a competitive or economic advantage to the Corporation. Proprietary Information shall not be deemed to have become public for purposes of this Agreement where it has been disclosed or made public by or through anyone acting in violation of a contractual, ethical, or legal responsibility to maintain its confidentiality.

(b)
In the event the Executive receives a subpoena, court order or other summons that may require the Executive to disclose Proprietary Information, on pain of civil or criminal penalty, the Executive will promptly give notice to the Corporation of the subpoena or summons and provide the Corporation an opportunity to appear at the Corporation’s expense and challenge the disclosure of its Proprietary Information, and the Executive shall provide reasonable cooperation to the Corporation for purposes of affording the Corporation the opportunity to prevent the disclosure of the Corporation’s Proprietary Information.

3.2
Nonsolicitation of Employees. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and for a period equal to the Severance Period thereafter, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any of the employees of the Corporation (or any of its subsidiaries or affiliates) to give up his or her employment with the Corporation (or any of its subsidiaries or affiliates), and the Executive shall not directly or indirectly solicit or hire employees of the Corporation (or any of its subsidiaries or affiliates) for employment with any other employer.

3.3
Noninterference with Business Relations. The Executive hereby covenants and agrees that during the Executive’s employment with the Corporation and for a period equal to the Severance Period thereafter, the Executive shall not, without the prior written consent of the Corporation, on the Executive’s own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any person, firm or company to cease doing business with, reduce its business with, or decline to commence a business relationship with, the Corporation (or any of its subsidiaries or affiliates).

3.4	Noncompetition.

(a)
The Executive covenants that during the Executive’s employment with the Corporation and, in the event the Executive will receive or has received the severance benefits provided for in Section 1.3, for a period equal to the Severance Period thereafter, the Executive will not undertake work for a Competing Business, as defined in Section 3.4(b). For purposes of this covenant, “undertake work for” shall include performing services, whether paid or unpaid, in any capacity, including as an officer, director, owner, consultant, employee, agent or representative, where such services involve the performance of similar duties or oversight responsibilities as those performed by the Executive at any time during the 12-month period preceding the Executive’s termination from the Corporation for any reason. Notwithstanding the foregoing, the Executive may waive the benefits under Section 1.3 by providing a written notice to the Corporation’s General Counsel and will then not be subject to this Section 3.4.

(b)	As used in this Agreement, the term “Competing Business” shall mean any business that, at the time of the determination:

(i)
operates (A) any retail department store, specialty store, or general merchandise store; (B) any retail catalog, telemarketing, or direct mail business; (C) any Internet-based or other electronic department store or general merchandise retailing business; (D) any other retail business that sells goods, merchandise, or services of the types sold by the Corporation, including its divisions, affiliates, and licensees; or (E) any business that provides buying office or sourcing services to any business of the types referred to in this Section 3.4(b)(i); and

(ii)
conducts any business of the types referred to in Section 3.4(b)(i) in the United States, Commonwealth of Puerto Rico, or another country in which the Corporation, including its divisions, affiliates, and licensees, conducts a similar business.

3.5
Injunctive Relief. If the Executive shall breach any of the covenants contained in this Section 3, the Corporation shall have no further obligation to make any payment to the Executive pursuant to this Agreement and may recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to injunctive and other appropriate equitable relief without the necessity of bond in excess of $500.00 upon the institution of proceedings therefor by the Corporation in order to protect the Corporation’s rights hereunder.

4.
Employment-at-Will. Notwithstanding any provision in this Agreement to the contrary, the Executive hereby acknowledges and agrees that the Executive’s employment with the Corporation is for an unspecified duration and constitutes “at-will” employment, and the Executive further acknowledges and agrees that this employment relationship may be terminated at any time, with or without Cause or for any or no Cause, at the option either of the Corporation or the Executive.

5.	Miscellaneous Provisions.

5.1
Dispute Resolution. Any dispute between the parties under this Agreement shall be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Corporation’s principal executive offices are based) and the arbitration shall be conducted in that location under the rules of said Association. Each party shall be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 3.4 and only in the event the Corporation has not brought an action in a court of competent jurisdiction to enforce the covenants in Section 3. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating the arbitrator’s determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Corporation and the Executive or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that the Executive’s share of such expenses shall not exceed the maximum permitted by law. To the extent applicable, in accordance with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Corporation is required to make under the foregoing provision shall meet the requirements below. The Corporation shall reimburse the Executive for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Corporation and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following the Separation from Service. The amount of expenses paid or eligible for reimbursement in one year under this Section 5.1 shall not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this

Section 5.1 shall not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section 5.1 shall be governed by and construed in accordance with the substantive laws of the State of Texas and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section 5.1 shall supersede in their entirety the J.C. Penney Alternative, a dispute resolution program generally applicable to employment terminations.

Notwithstanding the foregoing, the Corporation shall not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Section 3, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in the city in which the Corporation’s principal executive offices are based, or in the sole discretion of the Corporation, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

5.2
Binding on Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Executive, the Corporation and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided however, that neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive (except by will or by operation of the laws of intestate succession) or by the Corporation except that the Corporation may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Corporation, if such successor expressly agrees to assume the obligations of the Corporation hereunder.

5.3
Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive law of the State of Texas and federal law, without regard to conflicts of law principles, except as expressly provided herein. In the event the Corporation exercises its discretion under Section 5.1 to bring an action to enforce the covenants contained in Section 3 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

5.4
Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant in Section 3 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant shall be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

5.5
Notices. For all purposes of this Agreement, all communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Corporation at its principal executive office, c/o the Corporation’s General Counsel, and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.6	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

5.7
Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Executive’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

5.8
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Corporation and signed by the Executive and the Corporation. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, shall never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Corporation may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

5.9
No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

5.10
Headings and Section References. The headings used in this Agreement are intended for convenience or reference only and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.

5.11
Beneficiaries. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Corporation written notice thereof in accordance with Section 5.5. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” shall be deemed, where appropriate, to be the Executive’s beneficiary, estate or other legal representative.

5.12	Withholding. The Corporation shall be entitled to withhold from payment any amount of withholding required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

J. C. Penney Corporation, Inc.

By:
Name:
Title:

Executive